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EXHIBIT 5

FREDRIKSON & BYRON, P.A.
900 Second Avenue South, Suite 1100
Minneapolis, Minnesota 55402

Telephone: (612) 347-7000
Facsimile: (612) 347-7077

May 14, 2002

Zomax Incorporated
5353 Nathan Lane N.
Plymouth, MN 55442

        Re: Registration Statement on Form S-8

Ladies/Gentlemen:

        We are acting as corporate counsel to Zomax Incorporated (the "Company") in connection with the original registration by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of options and 953,000 shares (the "Shares") of Common Stock issuable pursuant to the Company's 2001 Nonqualified Stock Option Plan (the "2001 Plan").

        In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

  1.
  The Company's Articles of Incorporation, as amended.

  2.
  The Company's Bylaws, as amended.

  3.
  Certain corporate resolutions adopted by the Board of Directors of the Company pertaining to the authorization of the Plan.

  4.
  The 2001 Plan.

  5.
  The Registration Statement.

        Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

  1.
  The Shares are validly authorized by the Company's Articles of Incorporation, as amended.

  2.
  Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Agreements, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
FREDRIKSON & BYRON, P.A.
By	/s/ MELODIE R. ROSE Melodie R. Rose

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  EXHIBIT 5